EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-101024 and 333-135948) and on Form S-3 (No. 333-133202) of Jennifer Convertibles, Inc. of our report dated November 3, 2006, except for Note 15, as to which the date is November 17, 2006, with respect to the consolidated financial statements and schedule of Jennifer Convertibles, Inc. included in this Annual Report (Form 10-K) for the year ended August 26, 2006.

/s/ Eisner LLP

New York, New York
November 17, 2006